EXHIBIT 10a.

BRISTOL-MYERS SQUIBB COMPANY

2007 SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

(As Amended and Restated effective June 8, 2010)

1. Purpose. The purpose of this 2007 Senior Executive Performance Incentive Plan (the “Plan”) is to aid Bristol-Myers Squibb Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding executive employees of the Company or its subsidiaries or affiliates by providing for awards that will serve as an incentive to annual performance by executive employees who contribute materially to the success of the Company and its subsidiaries and affiliates. The Plan authorizes annual incentive awards that are intended to qualify as “performance-based compensation” that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Award” means the amount of a Participant’s Award Opportunity in respect of a given Performance Year determined by the Committee to have been earned and to be payable or potentially payable to the Participant, subject to any conditions as may be imposed by the Committee.

(b) “Award Opportunity” means a specified percentage of the Award Pool that a Participant potentially may earn in a specified Performance Year, subject to such additional requirements as the Committee may impose. An Award Opportunity constitutes a conditional right to receive an Award.

(c) “Award Pool” means a hypothetical cash amount equal to two percent of the Pretax Earnings for a specified Performance Year. Pretax Earnings for this purpose may not include Pretax Earnings from any period not included in the designated Performance Year and, if Performance Years overlap, the Committee must specify counting rules so that the aggregate of Award Pools for such Performance Years does not exceed the limit of two percent of the Pretax Earnings during the relevant periods.

(d) “Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant’s Award Opportunity or Award upon and following a Participant’s death. Unless otherwise determined by the Committee, a Participant may designate a person, persons, trust or trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant’s Beneficiary shall be as specified in Section 8(a). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(e) “Board” means the Company’s Board of Directors.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(g) “Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The Committee may specify that any of its actions shall be subject to the approval of the Board.

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(h) “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the other persons who will be named executive officers whose compensation potentially will be subject to the limitations on tax deductibility under Code Section 162(m) for that year (or a later year in which an Award may be settled). This designation generally is required at the time an Award Opportunity is granted.

(i) “Pretax Earnings” means the Company’s earnings from continuing operations on a consolidated basis before deduction of income taxes as reported (or to be reported) in the Company’s financial statements, less pretax minority interest expenses, and excluding discontinued operations, extraordinary items and other non-recurring items, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission.

(j) “Participant” means a person who has been granted an Award Opportunity or Award under the Plan which remains outstanding.

(k) “Performance Year” means the fiscal year or portion thereof specified by the Committee as the period over which Pretax Earnings are to be measured as a basis for determining the level of funding of the Award Pool.

(l) “Retirement” means a Participant’s Termination of Employment with the Company or a subsidiary or affiliate in the following circumstances:

(i)	At or after the Participant’s 65th birthday; or

(ii)	At or after the Participant’s 55th birthday having completed 10 years of service with the Company and/or its subsidiaries and affiliates; or

(iii)	Such termination is by the Company or a subsidiary or affiliate not for cause and is not voluntary on the part of the Participant, at or after the Participant has attained age plus years of service (rounded up to the next higher whole number) which equals at least 70 and the Participant has completed 10 years of service with the Company and/or its subsidiaries and affiliates, and the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company’s business as then may be required by the Committee (subject to Section 7(e)(x)).

(m) “Termination of Employment” means the termination of a Participant’s employment with the Company or a subsidiary or affiliate for any reason, immediately after which the Participant is not employed by the Company or any subsidiary or affiliate; provided, however, that with respect to any distribution of a Deferred Portion (as defined in Section 6(a)), Termination of Employment shall mean a Participant’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select eligible employees of the Company and its subsidiaries to become Participants; to grant Award Opportunities; to prescribe documents setting terms of Award Opportunities and Awards (such Award

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documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (“Regulations”); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, and other persons claiming rights from or through a Participant, and stockholders (except as may be otherwise determined by the Board). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(b) Manner of Exercise of Committee Authority. The Committee may act through subcommittees, including for purposes of qualifying Award Opportunities and Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to any limitations under the Committee Charter, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not cause Award Opportunities and Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) will not result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Eligibility and Per-Person Limits. Employees of the Company or any subsidiary or affiliate who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan in a specified Performance Year. The maximum Award Opportunity of any individual Participant who is the Chief Executive Officer during any part of a Performance Year shall be 20% of the Award Pool for that Performance Year and for any other individual Participant shall be 15% of the Award Pool for that Performance Year, provided that the aggregate of all Award Opportunities under this Plan for that Performance Year may not exceed 100% of the Award Pool.

5. Designation and Earning of Award Opportunities.

(a) Designation of Award Opportunities. The Committee shall select employees to participate in the Plan and designate the Performance Year of such participation. The Committee shall designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Year and any conditions to the earning of such Award Opportunity or portions thereof (in addition to the requirement that Pretax Earnings be achieved in order to fund the Award Pool). Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock or equity awards based on Common Stock or provide for payment of a cash-denominated Award Opportunity in the form of such shares or equity awards if and to the extent that the shares or equity awards are available under the 2007 Stock Award and Incentive Plan (or a successor thereto) and authorized for use hereunder in accordance with applicable requirements of such other plan. Except for shares drawn from such other plan, no shares of Common Stock are specifically reserved for issuance under this Plan.

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(b) Award Opportunities of Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as performance-based compensation for purposes of Code Section 162(m), the Committee will specify the Performance Year and the Participant’s Award Opportunity by the date which is the earlier of (i) 90 days after the beginning of the applicable Performance Year or (ii) the time 25% of such Performance Year has elapsed. Any settlement or other event which would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as performance-based compensation for purposes of Code Section 162(m).

(c) Additional Participants and Award Opportunity Designations During a Performance Year. At any time during a Performance Year, the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Year and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) for such Performance Year or a different Performance Year. In determining the amount of the Award Opportunity for such Participant under this Section 5(c), the Committee may take into account the portion of the Performance Year already elapsed, the performance achieved during such elapsed portion of the Performance Year, and such other considerations as the Committee may deem relevant.

(d) Determination of Award. During the year following the Performance Year, within a reasonable time after the end of each Performance Year and financial results for the Performance Year have become available (but not later than March 15), the Committee will determine the extent to which the Award Pool is funded and Award Opportunities for the Performance Year have been earned, and the Award for each Participant for such Performance Year. The Committee may not adjust the amount of an Award under Section 5(b) upward so that the Award exceeds the level of earning of the related Award Opportunity actually achieved based on Pretax Earnings performance. Unless otherwise determined by the Committee (or otherwise provided under a separate agreement, plan or policy conferring rights on the Participant), the Award shall be deemed earned and vested as of the final day of the Performance Year, subject to the subsequent determinations by the Committee pursuant to this Section 5(d) as to the level of funding of the Award Pool, earning of Award Opportunities and resulting individual Awards. No Participant shall have a legal right to receive an Award prior to the time the Award is earned and vested. In making determinations under this Section 5(d), the Committee retains full discretion to reduce or eliminate the level of funding of the Award Pool, Award Opportunities or final Award amounts, provided that, after the end of the Performance Year and before the determination of Awards under Section 5(c), such negative discretion may only be exercised in the event of extraordinary circumstances, not reasonably foreseeable before the end of the Performance Year, deemed by the Committee to adversely affect the Plan and its purposes or the business results intended to be promoted by the Plan.

(e) Written Determinations. Determinations by the Committee under this Section 5, including Award Opportunities, the level of Pretax Earnings for the Performance Year and the resulting funding of the Award Pool, and the amount of any Award earned shall be recorded in writing. With regard to Awards intended to qualify under Section 162(m), the Committee will certify, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the Award (and any related Award Opportunity) has been earned and other material terms upon which earning of the Award was conditioned have been satisfied.

(f) Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify, prior to the Performance Year, the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, Termination of Employment or other event occurring prior to the end of a Performance Year or the circumstances in which such an event (occurring at any time) will alter the timing of settlement of an Award. With respect to Award Opportunities and Awards under Section 5(b), any payments resulting from a change in control or Termination of Employment need not qualify as performance-based compensation under Section 162(m) if authorizing such non-qualifying payments would not disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or Termination of Employment in fact has occurred.

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(g) Adjustments. The Committee is authorized to make adjustments during the Performance Year in the terms and conditions of, and the criteria included in, Award Opportunities in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would affect the definition of “Pretax Earnings” so as to increase the amount thereof; (ii) would cause an Award Opportunity or Award under Section 5(b) intended to qualify as performance-based compensation under Code Section 162(m) and regulations thereunder to fail to so qualify, or (iii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation § 1.162-27(e)(4)(vi), with respect to Award Opportunities under Section 5(b) intended to qualify as performance-based compensation under Code Section 162(m) and regulations thereunder.

6. Settlement of Awards.

(a) Current and Deferred Portions. The Committee may require or may permit a Participant to elect deferred payment of a percentage (not less than 25%) of an Award (the “Deferred Portion”). Any Award or portion of an Award which the Committee does not require and the Participant does not validly request to be deferred shall be paid in accordance with Section 6(b) (the “Current Portion”). Any Deferred Portion, and any rights of a Participant to elect deferral, shall be subject to the terms and conditions stated in Section 7(e) and in any Regulations. A Participant may elect deferral of settlement of an Award only by filing a valid deferral election, on such form as the Committee may require, with the Company not later than December 31 of the year preceding the Performance Year or at such other election date as the Committee may specify in accordance with Code Section 409A (as required by Section 7(e)). The Current Portion and the Deferred Portion for each performance year, and installments payable as the Deferred Portion, each shall be deemed a separate payment for purposes of Code Section 409A.

(b) Settlement of Award. Any Current Portion of an Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 5(d) hereof. The Current Portion of any Award shall be paid no later than March 15 of the year following the end of the Performance Year to which the Award relates.

(c) Tax Withholding. The Company and its subsidiaries and affiliates shall deduct from any payment in settlement of a Participant’s Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Award. If any Award is to be settled by delivery of Common Stock, the Company may at its election withhold shares to cover such withholding taxes. Participants may elect to have the deduction of taxes cover the amount of any applicable tax payable by the Participant in excess of the mandatory withholding tax, with such incremental tax determined on the basis of the highest marginal tax rate applicable to such Participant, except that if shares of Common Stock are to be withheld, such shares may be withheld only to the extent of the mandatory withholding taxes.

(d) Non-Transferability. In addition to the restrictions under Section 7(e)(vii), an Award Opportunity, any resulting Award, including any Deferred Portion, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate, except that a Participant may designate a Beneficiary pursuant to the provisions of Section 8.

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7. Deferral of Payments. Any Deferred Portion of an Award shall be subject to the following (certain provisions of Section 7(e) apply also to the Current Portion of an Award):

(a) Notional Investment Funds. At such time as may be specified by the Committee, the Participant shall determine, subject to the approval of the Committee, the portion of his or her Deferred Portion that is to be valued by reference to the Performance Incentive Fixed Income Fund (the “Fixed Income Fund”), the portion that is to be valued by reference to the Performance Incentive Company Stock Fund (the “Stock Fund”) and the portion that shall be valued by reference to any other fund(s) (collectively, the “Funds”) which may be established by the Committee for this purpose. The Committee may from time to time determine whether the Fund(s) used to value the account of any Participant may be changed from the Fund(s) currently used to any other Fund established for use under this Plan, subject to Section 7(e).

(b) Payments in Settlement of Deferred Portions. Unless otherwise determined by the Committee and subject to Section 7(e), payments of a Participant’s Deferred Portions shall be made as follows: Payment of the total amount of a Participant’s Deferred Portions shall be made to the Participant or, in case of the death of the Participant prior to the commencement of payments of Deferred Portions, to the Participant’s Beneficiary, in lump sum or in installments (as permitted by the Committee and elected by the Participant) commencing within 30 days (subject to Section 8(a)) after the Participant shall cease, by reason of death or otherwise, to be an employee of the Company; provided that the only distribution dates that may be permitted hereunder will be dates complying with requirements under Code Section 409A, which among other things may require a six-month delay in a distribution to a “key employee” following separation from service (in accordance with Section 7(e)(ii)(B)). Certain provisions governing the timing of payment in the event of death are specified in Section 8(a) below. In case of the death of any Participant after the commencement of installment payments, the then remaining unpaid balance of Deferred Portions shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the Beneficiary(ies) of the Participant.

(c) Conduct of Participant Following Termination of Employment. If, following the date on which a Participant shall cease to be an employee of the Company, the Participant shall at any time either disclose to unauthorized persons confidential information relative to the business of the Company or otherwise act or conduct themselves in a manner which the Committee shall determine is inimical or contrary to the best interest of the Company, the Company’s obligation to make any further payment on account of the Participant’s Deferred Portions that resulted from mandatory deferrals shall forthwith terminate. The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligation in accordance with the provisions of this Section 7 shall be conclusive.

(d) Fund Composition and Valuation. Deferred Portions of Awards under the Plan shall be valued and maintained as follows:

(i)	In accordance with the provisions, and subject to the conditions, of the Plan and the Regulations, the Deferred Portion as established by the Committee shall be valued in reference to the Participants’ account(s) in the Fixed Income Fund, in the Company Stock Fund, and in any other Fund(s) established under this Plan. Account balances shall be maintained as dollar values, units or share equivalents as appropriate based upon the nature of the Fund. Unless otherwise determined by the Committee, for unit or share-based Funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion.

(ii)	Investment income credited to Participants’ accounts under the Fixed Income Fund shall be determined by the Committee based upon the prevailing rates of return experienced by the Company. The Company shall advise Participants of the current valuations of the Fixed Income Fund as appropriate to facilitate deferral decisions, investment choices and to communicate payout levels. The Company Stock Fund shall consist of units each valued as one share of Common Stock of the Company (par value $.10).

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(iii)	Nothing contained in the Fund definitions in Sections 7(d)(i) and (ii) shall require the Company to segregate or earmark any cash, shares, or other property to determine Fund values, maintain Participant account levels or for any other purpose.

(iv)	The establishment of the Fixed Income Fund and the Stock Fund as detailed in Sections 7(d)(i) and (ii) shall not preclude the right of the Committee to direct the establishment of additional investment Funds or to discontinue those Funds. In establishing such Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.

(e) Certain Provisions to Ensure Compliance with Section 409A. Other provisions of the Plan notwithstanding, the terms of any Deferred Portion (which term includes earnings thereon), including any authority of the Company and rights of the Participant with respect to the Deferred Portion, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. In addition, other provisions of the Plan notwithstanding, the following rules will apply:

(i)	Elections to defer any portion of an Award will be permitted only at times in compliance with Section 409A in accordance with the rules set forth on Exhibit A to the Company’s 2007 Stock Award and Incentive Plan, as amended, which Exhibit is hereby incorporated into and made a part of this Plan;

(ii)	Distribution. Except as provided in Section 7(e)(iii) hereof, no Deferred Portion shall be distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such Deferred Portion and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)	Specified Time. A specified time or a fixed schedule.

(B)	Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, settlement under this Section 7(e)(ii)(B) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period.

(C)	Death. The death of the Participant.

(D)	Disability. The date the Participant has experienced a 409A Disability (as defined below).

(E)	409A Ownership/Control Change. The occurrence of a 409A Ownership/Control Change (as defined below).

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(iii)	No Acceleration. The distribution of a Deferred Portion may not be accelerated prior to the time specified in accordance with Section 7(e)(iii) hereof, except in the case of one of the following events:

(A)	Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B)	Domestic Relations Order. The Deferred Portion may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C)	Conflicts of Interest. Such Deferred Portion may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D)	Change. The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a Deferred Portion upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such Deferred Portion in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(iv)	Definitions. For purposes of this Section 7(e), the following terms shall be defined as set forth below:

(A)	“409A Ownership/Control Change” shall be deemed to have occurred if, in connection with any event otherwise defined as a change in control under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(B)	“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

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(C)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(v)	Time of Distribution. In the case of any distribution of a Deferred Portion, if the timing of such distribution is not otherwise specified in the Plan or an applicable agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Deferred Portion is specified to occur. In the case of both the Current Portion and the Deferred Portion, the Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(vi)	Determination of “Key Employee.” For purposes of a distribution under Section 7(e)(ii)(B), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(vii)	Non-Transferability. Other provisions of the Plan notwithstanding, no Current Portion, Deferred Portion or other right of a Participant under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(viii)	Distribution Changes. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to a Deferred Portion in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service (including Proposed Treasury Regulation § 1.409A, Preamble § XI.C and IRS Notice 2005-1), and otherwise in accordance with Section 409A and regulations thereunder. The Senior Vice President — Human Resources of the Company is authorized to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of a Deferred Portion to the Company (other than through changes in value of the notional investment). Other provisions of this Plan notwithstanding, changes to distribution timing resulting from amendments to this Plan in 2008 shall not have the affect of accelerating distributions into 2008 or causing distributions that otherwise would have occurred in 2008 to be deferred until a year after 2008.

(ix)	Scope and Application of this Provision. For purposes of this provision, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Deferred Portion prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

(x)

Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a Termination of Employment, the Company will supply to

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the Participant a form of such release or other document not later than the date of the Participant’s Termination of Employment, which must be returned within the time period required by law and must not be revoked by the Participant within the applicable time period in order for Participant to satisfy any such condition. If any amount payable during a fixed period following Termination of Employment is subject to such a requirement and the fixed period would begin in one year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(xi)	Limitation on Setoffs. No setoff by the Company to satisfy any obligation of the participant to the Company is permitted against a 409A Deferral except at the time of distribution of such 409A Deferral.

(xii)	Special Disability Provision. In case of a Disability of a Participant, for any Deferred Portion the Company shall determine whether there has occurred a “separation from service” as defined under Treasury Regulation § 1.409A-1(h) based on Participant’s circumstances, in which case such Disability will be treated as a separation from service for purposes of determining the time of payment of such Deferred Portion. The Company’s determination hereunder will be made initially within 30 days after the Disability and each March and December thereafter.

8. Designation of and Payments to Beneficiaries.

(a) Distributions in the Event of Death. If a Participant has died and then or thereafter a Current or Deferred Portion becomes distributable to the Participant, such payment will be distributed to the Participant’s Beneficiary; provided, however, that a person or trust will be deemed a Beneficiary only if he or it is surviving on the date of death of the Participant and if the Participant has designated such person or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living at the time of Participant’s death, any subsequent payment will be distributable to the person or persons in the first of the following classes of successive preference:

(i)	Widow or Widower, if then living;

(ii)	Surviving children, equally;

(iii)	Surviving parents, equally;

(iv)	Surviving brothers and sisters, equally; and

(v)	Executors or administrators;

and the term “Beneficiary” as used in the Plan shall include such person or persons. In case of the death, any Current or Deferred Portion (as to which installment payments have not commenced; if payable in installments, this timing rule applies to commencement of installments) will become payable to the estate 30 days after the death of the employee. The representatives of the Participant’s estate shall be obligated to provide to the Company such documentation as the Committee may reasonably require, but in any event distribution hereunder may not be delayed beyond the end of the year in which the specified payment date

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falls (and the Current Portion must be paid within the short-term deferral period under Section 409A). If the Participant dies after the commencement of installment payments, the then remaining unpaid balance of Deferred Portions shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the Beneficiary(ies).

(b) Terms and Conditions Applicable to a Beneficiary. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9. Additional Forfeiture Provisions Applicable to Awards. Awards shall be subject to the Company’s policy providing that the Company will, to the extent permitted by governing law, require reimbursement of any bonus paid to executive officers and certain other officers where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the Participant engaged in misconduct that caused or partially caused the need for the restatement, and (iii) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will seek to recover the Participant’s entire Award for the relevant period, plus a reasonable rate of interest. Any successor or additional policy in effect at the date an Award is determined shall apply to such Award.

10. General Provisions.

(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any amendment to the Plan shall be subject to stockholder approval if and to the extent required so that Award Opportunities and Awards under Section 5(b) can continue to qualify under Code Section 162(m), and provided further, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to an Award as to which the Committee no longer retains a right to exercise negative discretion to eliminate the payment in settlement of the Award that previously was earned and vested.

(b) Participant Acceptance of Plan and Award Terms. By accepting any Award or other benefit under the Plan, a Participant and each person claiming under or through him or her shall be conclusively deemed to have accepted, ratified and consented to any action taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board, and to have agreed to all terms and conditions under the Plan and otherwise specified in connection with such Award.

(c) Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of payment in settlement of Awards to Covered Employees.

(d) Unfunded Status of Participant Rights. Award Opportunities, Awards, accounts, deferred amounts, and related rights of a Participant under the Plan represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured general creditor of the Company.

(e) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.

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(f) No Right to Continued Employment. Neither the Plan, its adoption, its operation, nor any action taken under the plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right and power of the Company or any of its subsidiaries or affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.

(g) Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.

(h) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the persons who were Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(h) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

(j) Effective Date of Plan; Stockholder Approval; Termination of Plan. This Plan shall be effective January 1, 2008, providing that it has previously been approved by vote of a majority of stockholders present in person or represented by proxy and entitled to vote on the matter at the Company’s 2007 Annual Meeting of Stockholders. The Plan will terminate at such time as may be determined by the Board of Directors. This amendment and restatement of the Plan was adopted June 8, 2010.

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